Exhibit (c)

DRAFT Regarding Project Oxygen Materials Prepared for: October 7, 2009 CONFIDENTIAL Discussion Materials Prepared for OSG

Disclaimers These materials have been prepared by one or more subsidiaries of Bank of America Corporation and by Evercore Group L.L.C. (“Evercore”) for Overseas Shipholding Group, Inc. (the "Company") in connection with a financial advisory engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Bank of America Corporation and Evercore together, us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by us or any of our affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America and its affiliates or Evercore and its affiliates. The scope of the financial analysis contained herein is based on discussions with OSG (including, without limitation, regarding the methodologies to be utilized), and neither Merrill Lynch nor Evercore makes any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. In addition, the financial analysis contained herein does not constitute, nor was Merrill Lynch or Evercore requested to provide, Merrill Lynch’s or Evercore’s view or opinion as to any matter (including, without limitation, the value of the OSP common units or the fairness, from a financial point of view, of the consideration to be paid or received by any party in connection with the purchase or sale of the OSP common units), and the scope of such financial analysis may have been significantly different had Merrill Lynch or Evercore been requested to provide such a view or opinion. Bank of America Corporation (the parent company of Banc of America Securities LLC and Merrill Lynch & Co., Inc.) and its affiliates (collectively, the "BAC Group") comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America. Capital markets and investment banking services are provided by Banc of America Securities LLC and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are broker-dealers registered with the Securities and Exchange Commission and members of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.

Disclaimers Bank of America Corporation and its affiliates have adopted policies and guidelines designed to preserve the independence of our research analysts. These policies prohibit employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations. We do not provide tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.

Table of Contents Discussion Materials Prepared for OSG Regarding Project Oxygen 1. Summary of Proposed Transaction 2. Public Market Overview 3. Summary of Financial Analysis Appendix

Summary of Proposed Transaction

1 Summary of Proposed Transaction Summary of Terms and Conditions of Tender Offer ____________________ Source: OSG Management and Public SEC filings. (1) Condition regarding a minimum number of units tendering is not waivable by OSG. No “Material Adverse Effect” condition. Description of Proposed Transaction: A subsidiary of Overseas Shipholding Group, Inc. (“OSG” or “the Company”) offering to buy all of the outstanding common units of OSG America L.P. (“OSP” or the “Partnership”) that the Company does not currently own Price and Consideration: $10.25 per common unit in cash Conditions to the Offer (1): More than 4,003,166 units are tendered, such that OSG and subsidiaries would own more than 80% of the outstanding common units Other customary conditions Limited Call Right: (Repurchase Right, as defined by the Limited Partnership Agreement) Once OSG and its subsidiaries own more than 80% of the outstanding common units, OSG has the right to purchase all of the remaining units for the greater of : The average of the daily closing prices of the Partnership securities of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and The highest price paid by the General Partner (“GP”) or any of its affiliates for Partnership securities of such class during the 90-day period preceding the date such notice is first mailed Financing: Transaction is not subject to any financing contingency Tax Treatment: Taxable to all OSP common unitholders Expected Closing: Q4 2009

2 Summary of Proposed Transaction Tender Offer Transaction Summary ____________________ Source: OSG Management and Public SEC filings. Note: Dollar and unit figures in millions, except per unit amounts. Transaction Assumptions - $10.25 (Per Common Unit) Street Consensus Alternative A Alternative B No Dropdowns With Dropdowns Assuming 50% Debt Financing Implied Yield 2009E Common Unit Distribution $1.50 $1.50 $1.50 2009E Distribution Yield 14.6% 14.6% 14.6% 2010E Common Unit Distribution $0.69 $1.11 $1.50 2010E Distribution Yield 6.7% 10.8% 14.6% # of Units % of Total Common LP Units 15.005 49.0% Subordinated LP Units 15.000 49.0% GP Units 0.612 2.0% Total Units 30.617 100.0% Management Forecasts

3 Summary of Proposed Transaction Tender Offer Premiums ____________________ Source: Factset. (1) 52-week high and low unit prices as of July 29, 2009, day of tender offer announcement after market close. Implied Premiums Based on Previous Offer and Current Offer Unit Price Previous Offer: $8.00 Current Offer: $10.25 As of July 29, 2009 $7.10 12.7% 44.4% 1 Week Prior Average $6.86 16.6% 49.4% 30 Trading Days Prior Average $6.61 21.0% 55.0% 60 Trading Days Prior Average $6.86 16.7% 49.5% 90 Trading Days Prior Average $7.32 9.2% 40.0% 52-Week High Price (1) $13.30 (39.8%) (22.9%) 52-Week Low Price (1) $3.26 145.4% 214.4% % Premium / (Discount)

4 Summary of Proposed Transaction OSG’s Transaction Rationale The Partnership no longer serves its original purpose of being a growth oriented vehicle that would have an advantageous cost of capital A number of opportunities the Partnership was formed to pursue have been eliminated The Partnership’s ability to pursue its fleet expansion and modernization program has been impaired by its limited access to capital and its low unit price Declining Jones Act market fundamentals have created a weak spot rate environment; the Partnership’s increasing exposure to these rates has negatively impacted it’s ability to generate the cash flow profile underpinning its original growth objectives There is uncertainty for the Partnership due to the financial conditions at Bender Shipbuilding & Repair Co., Inc. (“Bender”) and American Shipping Company ASA (“AMSC”) There is uncertainty for the Partnership with respect to the Partnership’s ability to continue to pay the minimum quarterly distribution to all unit holders ____________________ Source: OSG Management.

Public Market Overview

Overseas Shipholding Group, Inc.

Public Market Overview

Overview of OSG America L.P.

Business Summary

- OSG America L.P. is the largest operator, based on barrel-carrying capacity, of U.S. flag product carriers and barges transporting refined petroleum products
- Focused on the "coastwise" transportation of refined products
  - From refineries located on the Gulf Coast to Florida, the East Coast and the West Coast
  - From refineries located on the West Coast to Southern California and Oregon
  - Delaware Bay oil lightering
  - The foreign product tanker trade under the U.S. Department of Transportation's Maritime Security Program ("MSP")
- Customers are primarily large Oil Majors (BP, Sunoco, Chevron, etc)

Summary of History & Key Developments

- **November 2007:** OSP was spun-off by OSG as a separately-traded public entity with an IPO price of $19.00 per unit and was structured as a Master Limited Partnership ("MLP") with OSG controlling ~75% of the limited partner interests and 100% of the GP
- **January 2008:** Arbitration with AMSC commences
- **February 2009:** Non-binding Global Settlement term sheet signed; arbitration suspended
- **March 2009:** Newbuild program at Bender reduced from six units to two
- **April 2009:** Expiration of Global Settlement under its terms
- **May 2009:** Announced cancellation of contract for the construction of six ATBs and two tug boats at Bender; intention to complete two tug boats, which the Partnership owns, and two semi-completed ATBs, which the Partnership has the option to purchase, at alternative yards
- **July 2009:** OSG announced intention to publicly tender for all the outstanding common units of OSP on July 29, 2009 for $8.00 per unit in cash
- **August 2009:** OSG, AMSC, and Aker Philadelphia Shipyard, Inc ("APSI") executed a non-binding term sheet

Summary of Fleet

Vessel Name	Vessel Type	Ownership Type	Charter-in Expiry	Charter-Out Expiry	Charter-Out Party	Hull Type
OVERSEAS MAREMAR	HANDYSIZE	OWNED				DH
OVERSEAS LUXMAR	HANDYSIZE	OWNED				DH
OVERSEAS NEW ORLEANS	HANDYSIZE	OWNED		Dec-09	OSG	DS
OVERSEAS PUGET SOUND	HANDYSIZE	OWNED		Dec-09	OSG	DS
OVERSEAS GALENA BAY	HANDYSIZE	OWNED				DS
OVERSEAS PHILADELPHIA	HANDYSIZE	OWNED		Jan-10	Citgo	DS
OVERSEAS DILIGENCE	HANDYSIZE	OWNED			Sunoco	DH
OVERSEAS NIKISKI	HANDYSIZE	BB-In	Jun-14	Jun-12	Tesoro	DH
OVERSEAS BOSTON	HANDYSIZE	BB-In	Feb-14	Feb-12	Tesoro	DH
OVERSEAS TEXAS CITY	HANDYSIZE	BB-In	Sep-15	Oct-11	BP	DH
OVERSEAS NEW YORK	HANDYSIZE	BB-In	Apr-15	Apr-11	Shell	DH
OVERSEAS LOS ANGELES	HANDYSIZE	BB-In	Nov-14	Nov-14	BP	DH
OVERSEAS LONG BEACH	HANDYSIZE	BB-In	Jun-14	Jul-14	BP	DH
OVERSEAS HOUSTON	HANDYSIZE	BB-In	Feb-14	Mar-10	Shell	DH
OSG 243	ATB	OWNED		Dec-09	OSG	DH
OSG 242	ATB	OWNED		Dec-09	OSG	DH
OSG 209	ATB	OWNED		Nov-09	Marathon	DH
OSG 214	ATB	OWNED				DH
OSG 254	ATB	OWNED		Aug-10	Valero	DH
OSG 252	ATB	OWNED		Jul-10	Chevron	DH
OSG 244	ATB	OWNED		Jul-10	Chevron	DH
OSG 192	ATB	OWNED			Sunoco	DH
OSG 400	ATB	BB-In			Sunoco	DH

Source: OSP corporate website and public SEC filings.

Summary of Ownership Structure



Overseas Shipholding Group, Inc.
8,000,434 Common Units
15,000,000 Subordinated Units
100% Interest
100% Interest
75.1%
OSG Ship Management, Inc.
(Commercial and Technical Manager)
OSG America LLC
(General Partner)
Incentive Distribution Rights
2% GP Interest
OSG America L.P.
(Partnership)
22.9%
Public
7,004,066 Common Units
100% Interest
Alaska Tanker Company, LLC
(Joint Venture)
37.5% Interest
OSG America Operating Company LLC
(Operating Company)

Bank of America Merrill Lynch
Evercore Partners

5

6 Public Market Overview Challenges for the Partnership Dramatic downturn in the Jones Act market and increasing spot exposure threatens ability to generate sustainable base distributable cash flow Lack of financial flexibility limits the Partnership's ability to finance future growth No access to equity capital markets currently and in the foreseeable future Limited availability under the current revolving credit facility Any covenant violation or covenant relief would allow AMSC to cancel the attractive bareboat product tanker contracts Limited access to new debt capital Growth opportunities are at risk due to shipyard problems Completed cost of Bender vessels dramatically higher making the accretive acquisition of those vessels more difficult Without a successful settlement with AMSC, OSP could potentially lose all current and future AMSC bareboat vessels in an AMSC bankruptcy Purchasing the shuttle tankers (a condition of the current settlement terms) versus bareboat chartering them requires significant additional capital outlays Projected debt covenant performance and lack of financial flexibility significantly reduces the likelihood of OSP’s purchasing of the Bender vessels and shuttle tankers Uncertainty with respect to distributions The deterioration in the cash flow base from existing vessels and the inability to grow distributable cash flow through acquisitions makes the current distribution policy to both common and subordinated unit holders unsustainable ____________________ Source: OSG Management.

OSG
Overseas Shipholding Group, Inc.

Public Market Overview

Review of Current Capitalization

Implied OSP Common Unit Valuation

OSG America L.P.	
Tender Offer Price	$10.25
52-Week High [(1)]	13.30
% of 52-Week High	77.1%
Total Common Units Outstanding (mm)	15.005
Implied Equity Value of Common Units	**$153.8**

Steet Consensus Estimates

Year Ending December 31,	Distribution Per Unit
2009E	$1.50
2010E	1.50

Year Ending December 31,	Distribution Yield
2009E	14.6%
2010E	14.6%

OSP Capitalization (as of 6/30/2009)

Cash & Cash Equivalents	$13.3
Total Debt [(2)]	$82.7
Total Partners' Capital	431.9
Total Capitalization	**$514.5**
7x 2009E Capitalized Charter Hire	397.2
Total Adj. Capitalization	**$911.7**
Revolver Availability [(3)]	$170.0
Total Debt / Total Capitalization	**16.1%**
Net Debt / Total Capitalization	**13.5%**
Total Adj. Debt [(4)] / Total Adj. Capitalization	**52.6%**
Adj. Net Debt / Total Capitalization	**51.2%**

Revolver Covenant Compliance

- OSP's senior secured revolving credit facility requires the Partnership to adhere to certain financial covenants
  - Minimum net worth of at least $200 million
  - Maximum net debt to total capital of 50%
  - Maximum net debt to EBITDA of 4.0x
  - Minimum EBITDA to net interest expense of 4.5x
- If the covenants are violated, or certain covenants are loosened, AMSC has the right to cancel all existing and pending bareboat charters with OSP

Source: Factset, Company Filings, and Wall Street Research.
Note: Dollars in millions, except per unit data.
(1) 52-week high and low unit prices as of July 29, 2009, day of tender offer announcement after market close.
(2) Total debt includes short term debt, long-term debt and the current Deferred Payment Obligation ("DPO"), as of June 30, 2009.
(3) In November 2007, OSP's wholly owned subsidiary, OSG America Operating Company LLC, entered into a $200 million Senior Secured Revolving Credit Facility, and as of June 30, 2009, $30.0 million was outstanding under the facility.
(4) Total Adj. Debt includes 2009E charter hire expense capitalized at 7.0x.

7

Bank of America
Merrill Lynch
Evercore Partners

8 Last 12 Months Indexed Common Unit Price Performance Public Market Overview Relative Historical Common Unit Price Performance (12.5%) 7.2% 7.3% . . 5/4/09: Release of Q1 2009 earnings ____________________ Source: FactSet as of September 23, 2009. (1) Marine MLPs Index includes: Capital Product Partners (CPLP), K-Sea Transportation Partners (KSP), Navios Maritime Partners (NMM), & Teekay Offshore Partners (TOO). OSP Marine MLPs Alerian Index Last 6 Months 119.3% 120.9% 127.7% Since Q1 2009 Earnings Release 96.2% 104.8% 115.8% Since Announcement of Tender (7/29/09) 122.0% 95.0% 102.7% 8/5/09: Release of Q2 2009 earnings 7/29/09: Announcement of intention to tender 3/2/09: Release of Q4 2008 earnings . 8/27/09: Announcement that tender offer would be made in September . . 23-Sep-08 14-Nov-08 05-Jan-09 26-Feb-09 17-Apr-09 10-Jun-09 31-Jul-09 23-Sep-09 -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% OSG America L.P. Alerian MLP Index Marine MPLs 08/01/08 09/01/08 10/01/08 11/03/08 12/01/08 01/01/09 02/02/09 03/02/09 04/01/09 05/01/09 06/01/09 07/01/09 08/03/09 09/01/09 (0) 50 100 150 200 250 300 OSG America L.P. Alerian MLP Index:Personal:Marinemlp.Prt

9 Last 12 Months OSP Common Unit Price Performance Public Market Overview Summary of Recent OSP Historical Trading ____________________ Source: FactSet as of September 23, 2009. . . 5/4/09: Release of Q1 2009 earnings 8/5/09: Release of Q2 2009 earnings 7/29/09: Announcement of intention to tender 3/2/09: Release of Q4 2008 earnings . . . . 10/30/08: Ex-dividend . 1/30/09: Ex-dividend . 5/6/09: Ex-dividend 8/5/09: Ex-dividend Previous Offer $8.00 Current Offer $10.25 8/27/09: Announcement that tender offer would be made in September 09/23/08 11/21/08 01/22/09 03/24/09 05/22/09 07/24/09 09/23/09 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 $11.0 Average Unit Price 30-day $8.50 60-day $8.24 90-day $7.69 180-day $7.65

10 OSP Volume Traded Less Than Common Unit Price (Last 12 Months Through July 29, 2009) Public Market Overview Volume Traded Analysis OSP Volume Traded Less Than Common Unit Price (Since July 29, 2009) ____________________ Source: FactSet as of September 23, 2009. 10.0% 30.3% 77.2% 90.5% 95.3% 100.0% 6.1% 25.5% 39.8% 83.2% 90.8% 100.0% (# Units in ‘000s) (# Units in ‘000s) 10/01/08 11/03/08 12/01/08 01/01/09 02/02/09 03/02/09 04/01/09 05/01/09 06/01/09 07/01/09 08/03/09 09/01/09 2 3 4 5 6 7 8 9 10 11 -0 200 400 600 800 1,000 1,200 Volume OSG America L.P. 12,527 11,935 11,340 9,673 3,795 1,248 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 <=$4.00 <=$6.00 <=$8.00 <=$10.00 <=$12.00 <=$14.00

11 Public Market Overview Summary of OSP Unit Ownership ____________________ Source: FactSet as of September 23, 2009. Holder Units % Ownership Report Date Kayne Anderson Capital Advisors LP 1,313,672 4.3% 6/30/2009 Eagle Global Advisors LLC 443,005 1.4% 6/30/2009 Citigroup Global Markets 124,283 0.4% 6/30/2009 Morgan Stanley Investment Management 115,673 0.4% 6/30/2009 RBC Capital Markets Equity Research 74,749 0.2% 6/30/2009 Tortoise Capital Advisors LLC 72,980 0.2% 6/30/2009 Fiduciary Asset Management LLC 58,055 0.2% 6/30/2009 Renaissance Technologies LLC 54,500 0.2% 6/30/2009 UBS Global Asset Management 44,731 0.1% 6/30/2009 Strome Investment Management LP 44,500 0.1% 6/30/2008 Other Institutions 132,414 0.4% NA Total Reported Instititutional Ownership 2,478,562 8.1% Retail and Other Ownership 4,525,504 14.8% Common LP Units 8,000,434 26.1% Subordinated LP Units 15,000,000 49.0% General Partner Units 612,337 2.0% OSG Ownership 23,612,771 77.1% Total Units Outstanding 30,616,837 100.0%

OSG

Overseas Shipholding Group, Inc.

Public Market Overview

Research Analyst Estimates for OSP

Pre-Tender Offer Announcement, Post Q1 Earnings Release

Rating Date	Firm	Rating	Target Price	EBITDA ($MM) 2009E	EBITDA ($MM) 2010E	Distribution Per Unit 2009E	Distribution Per Unit 2010E
5/21/2009	Bank of America Merrill Lynch	Sell	$6.50	$74.6	$86.4	$1.50	$1.50
5/7/2009	Citi	Hold	9.00	72.4	78.5	1.50	1.50
5/6/2009	Macquarie	Hold	8.00	72.4	79.0	1.50	1.50
5/5/2009	Raymond James	Hold	NM	70.0	62.0	1.50	1.50
4/7/2009	UBS	NA	NA	NA	NA	1.50	1.50
		Average:	**$7.83**	**$72.4**	**$76.5**	**$1.50**	**$1.50**

Post Tender Offer Announcement, Post Q2 Earnings Release

Rating Date	Firm	Rating	Target Price	EBITDA ($MM) 2009E	EBITDA ($MM) 2010E	Distribution Per Unit 2009E	Distribution Per Unit 2010E
-	Bank of America Merrill Lynch	Restricted	NA	NA	NA	NA	NA
8/4/2009	Citi	Hold	$9.00	$72.4	$78.5	$1.50	$1.50
7/15/2009	Macquarie	Discontinuing Coverage	NA	NA	NA	NA	NA
8/6/2009	Raymond James	Sell	NM	68.0	NM	0.75	Under Review
8/10/2009	UBS	Buy	9.00	69.0	70.0	1.50	1.50
		Average:	**$9.00**	**$69.8**	**$74.3**	**$1.25**	**$1.50**
		Street Consensus (1):	**$8.17**	**$68.5**	**$70.0**	**$1.50**	**$1.50**

Source: Factset and Publicly available Wall Street research.

(1) Reuters Street Consensus estimates include broker estimates as follows: UBS, Citi and BAML for Target Price, UBS and Raymond James for 2009E EBITDA, UBS for 2010E EBITDA, and Citi, UBS, BAML and a $1.50 2009E distribution for Raymond James.

12

Bank of America Merrill Lynch

Evercore Partners

OSG
Overseas Shipholding Group, Inc.

Public Market Overview

Selected Research Analyst Commentary

Commentary Regarding Tender Offer

"Despite our (and the partnership's) expectation that the second quarter distribution will fall below 1.0x coverage (our current model reflects a $6 million shortfall for FY2009), OSP has decided to maintain their quarterly distribution of $0.375/unit for 2Q09. That said, the high amount of vessels with contracts rolling over by year-end amidst mounting pressure across a soft market yields an increasing amount of risk to cash flow and distribution safety through 2H09 and into FY2010. In light of the risk associated to OSP's near/intermediate term cash flow and its ability to support the existing distribution run rate without a more significant action to support liquidity, **we believe this offer from OSG represents an attractive opportunity for current OSP unitholders to preserve remaining unitholder value.**"

– Raymond James, July 30, 2009

"An improved offer can only be supported if one adopts the view that refined products demand will eventually recover leading to improving charter rates. Should this view not materialize and **if the tender offer is rejected outright, there is likelihood that distributions to common unitholders may be suspended creating downside risk.**"

"A sample of recently completed transactions suggests that the valuation is reasonable… Another factor creating substantial uncertainty is the extent to which bareboat in-charter expenses could rise following a settlement between OSG and Aker… To the extent these costs end up being much higher, long-term earnings power could be much lower than our current estimates."

– Citi, August 4, 2009

Commentary Regarding Distributions

"**OSP also indicated that it was open to "reviewing" its distribution policy.** In view of the partnership's cautionary stance on distributions, we believe an increase in the partnership's risk rating is appropriate. The partnership's exposure to the spot market is expected to increase dramatically in 2010 and will likely pressure vessel utilization rates and cash flows. **As a result, we do not expect OSP to generate sufficient cash flow to fully cover the distribution to all unitholders over the next two or three years.**"

– Citi, May 7, 2009

"To the extent the improvement in spot markets does not materialize, **a distribution cut to all unitholders cannot be ruled out.**"

"**OSP's distribution coverage is expected to be below-average at 0.93x for 2009 vs. peer group average of 1.20x.** Over the next 12-18 months, we expect the OSP's exposure to the spot market to increase which increases the partnership's cash flow volatility."

– Citi, August 4, 2009

"**Overall, due to the combination of weak demand and excess supply, we expect spot market rates to remain pressured during the near/intermediate term.** Given that ~45% of OSP's fleet will be exposed to the spot market by year-end (via contract expiration), **there is increasing risk to OSP's future cash flow-generating ability, distribution safety and balance sheet.**"

– Raymond James, August 6, 2009

"**Could reconsider dividend:** Given the lower expected coverage ratio, continued uncertainty in the coastwise Jones Act market, the credit environment, potential costs associated with a possible Aker shipyard settlement, as well as a desire to preserve capital, **the company indicated it may reconsider its US$0.375 quarterly distribution.**"

- Macquarie, May 6, 2009

Source: Publicly available Wall Street research.

13

Bank of America Merrill Lynch
Evercore Partners

Summary of Financial Analysis

Overseas Shipholding Group, Inc.

Summary of Financial Analysis
Selected Forecast Assumptions

Useful Life Assumptions

- Newbuild double-hull tankers – 25 years
- Newbuild ATBs – 30 years
- Rebuild ATBs – 20 years from rebuild date
- Double-bottom tankers phased out as per OPA 90 regulations
  - *Overseas Philadelphia* and *Overseas Galena Bay* sold in 2012
  - *Overseas Puget Sound* and *Overseas New Orleans* sold in 2013

Lightering Trade

- Under Alternative A (no dropdowns), OSP would likely be unable to continue to service the lightering business, OSG 192 would return to spot market
- Under Alternative B, 2 Bender ATB's (OSG 350 / OSG 351) are purchased by the Partnership and are used in lightering trade; OSG 192 joins lightering fleet (OSP charters-in replacement barge when OSG 192 is retired under these alternatives)

Revenue Assumptions

- Based on current contractual arrangements for chartered vessels
- Post charter expiration, vessels employed on spot market until estimated disposal date
- Delaware lightering fleet TCEs based on contract rates and annual volumes of 91.6mm bpd (2H2009), 94.0mm bpd (2010), and 95.0 mm bpd (2011 and beyond); the total volume for 1H 2009 was 35.7mm bpd, and the average annualized volume for July and August was 82.7mm bpd
- Have assumed the following off-hire days per quarter (excluding drydock off-hire):
  - Product Tankers: 1 day. Akers assumed to trade TC at spot market rates
  - MSPs: 0.6 days
  - Product ATBs: 1.25 days
  - Delaware lightering fleet: 0 days (TCEs net of waiting / repair time)
- The *OSG 214*, *Overseas New Orleans*, *Overseas Puget Sound* and *Overseas Galena Bay* are expected to remain in layup through 1H 2010

Operating Expenses

- Operating expenses on a vessel specific basis per the 2009 budget
  - No escalation between 2009 and 2011, increases by 3% per annum 2012 through 2020, and no increase thereafter
- General and administrative expenses at $22.6 million in 2009 (base year with 23 revenue units)
  - Increases nominally by 3% per annum through 2020 and also adjusted for fleet size
- Drydocking cost and off-hire per operations estimates; real costs escalated as per operating expenses (see above)

Vessel Disposals/Sales

- Lightering vessel OSG 400 (chartered-in from OSG) retired in Q3 2010; Diligence retired Q1 2010
- Vessels sold for salvage value per useful life assumptions

Source: OSG Management.

14

Bank of America Merrill Lynch
Evercore Partners

15 Summary of Financial Analysis Selected Alternatives Considered ____________________ Source: OSG Management. Alternative A Alternative B Financing Consideration Assumed for Acquisitions 100% debt financing for all vessels acquired by the Partnership, but not to exceed maximum permitted under the current financial covenants 50% debt/50% equity financing for all vessels acquired by the Partnership (Equity assumed to be issued at $10.25 per common unit) Bender ATBs (OSG 350/OSG 351) Partnership does not exercise option to acquire ATBs from OSG Partnership to acquire 2 newbuild ATB vessels (Vessels acquired at prices resulting in NPV breakeven) (Average of $137.1MM) Delaware Bay Lightering Business OSP does not continue to service lightering business in the Delaware Bay; OSG 192 returns to spot market 2 Bender ATBs and OSG 192 to service lightering business 2 Aker Shuttle Tankers (Overseas Cascade/Overseas Chinook) Partnership does not exercise option to acquire shuttle tankers from OSG Partnership to acquire 2 newbuild shuttle tankers (Vessels acquired at prices resulting in NPV breakeven) (Average of $132.8MM) 2 Aker Product Tankers (Overseas Tampa/Overseas Martinez) Partnership to charter-in 2 newbuild product tankers (Vessels acquired at prices resulting in NPV breakeven)

16 Summary of Financial Analysis Summary of Financial Projections and Distributable Cash Flow (1) Alternative A ($ in millions, except per unit amounts) Alternative B $ in millions, except per unit amounts)) ____________________ Source: OSG Management estimates. Note: Gray solid box indicates debt balance greater than revolver capacity. Red dotted box indicates estimated breach of covenant. (1) These projections assume the General Partner elects to distribute all available distributable cash flow. (2) The distribution per common unit shown includes arrearages which are calculated on a quarterly basis. Alternative A assumes 15.005mm common units and Alternative B assumes 33.946mm common units in 2010E and 43.045mm units for 2011E and thereafter. Six Months Ending December 31, Years Ending December 31, 2009E 2010E 2011E 2012E 2013E EBITDA $32.7 $77.9 $112.1 $128.2 $122.1 Cash Available for Distribution $15.9 $37.7 $62.1 $78.6 $71.4 Total Distribution per Common Unit (2) $0.75 $1.11 $1.45 $1.84 $1.53 Distribution per Subordinated Unit $0.29 $0.03 $0.00 $0.00 $0.36 Total Debt Outstanding $104.0 $295.6 $355.4 $326.4 $305.1 Available Debt Balance $96.0 NA NA NA NA Net Debt / EBITDA (Covenant - 4.0x) 1.3x 4.0x 3.1x 2.5x 2.4x

17 Summary of Financial Analysis Summary of Reference Points and Methodologies Selected Public Companies Analysis Analysis based on current forward dividend/distribution yield of selected companies/ partnerships Select assumptions: 13.0%–19.0% 2010E selected company/ partnership dividend/ distribution yields High and low closing unit price over the last 52 weeks 52-Week High/Low Reference Points Methodologies Premium Paid Analysis Analysis based on premiums paid in precedent transactions Acquisitions of US publicly held minority interests Transaction sizes of $10MM to $1BN January 1, 2004 to present Discounted Cash Distribution Analyses Present value of cash distributions over a five-year forecast period Select assumptions: 12.3%–14.3% discount rate (CAPM based cost of equity) 13.0%–19.0% discount rate (cost of equity based on selected partnership 2010E distribution yields) Terminal value based on 2013E distribution in perpetuity assuming no growth in distributions from the terminal year ____________________ Note: The scope of the financial analysis contained herein is based on discussions with OSG (including, without limitation, regarding the methodologies to be utilized), and neither Merrill Lynch nor Evercore makes any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. In addition, the financial analysis contained herein does not constitute, nor was Merrill Lynch or Evercore requested to provide, Merrill Lynch's or Evercore's view or opinion as to any matter (including, without limitation, the value of the OSP common units or the fairness, from a financial point of view, of the consideration to be paid or received by any party in connection with the purchase or sale of the OSP common units), and the scope of such financial analysis may have been significantly different had Merrill Lynch or Evercore been requested to provide such a view or opinion. Discounted Cash Flow Analysis Present value of cash flows generated by the Partnership’s assets Select assumptions: 10.8%–12.8% weighted average cost of capital Vessels operate through the end of their useful lives Vessels sold for scrap at the end of their useful lives For reference purposes only with value attributed to all units and no discount ascribed to the subordinated units or premium ascribed to the common units or the General Partner

18 Summary of Financial Analysis Summary Reference Ranges ____________________ Source: Forecasted OSP results based on OSG management estimates. Note: Alternative B is not currently financeable. This alternative assumes OSP's debt covenants are re-negotiated and that additional capital could be raised. (1) 52-week high and low unit prices as of July 29, 2009, day of tender offer announcement after market close. Methodologies Previous Offer $8.00 Current Offer $10.25 Alternative B Alternative A 52-Week High/Low (1) Selected Public Companies Analysis Discounted Cash Distribution Analysis Premium Paid Analysis Discounted Cash Distribution Analysis Discounted Cash Flow Analysis Reference Points Assumptions: WACC 10.8%–12.8% Yield 13.0%–19.0% Discount Rate 12.3%–14.3% Discount Rate 13.0%–19.0% 15.0%–21.1% Value attributed to all units with no discount ascribed to the subordinated units and no premium ascribed to the common units or the General Partner 2010E distributions of $0.69 and $1.12 PV of future distributions to common unitholders Terminal value based on 2013E distribution PV of future distributions to common unitholders Terminal value based on 2013E distribution Based on median % premium to price 1 day, 1 week, and 1 month prior to historical transactions Discount rate based on CAPM based cost of equity Discount rate based on selected partnership distribution yields $7.53 $8.41 $7.92 $11.01 $10.49 $5.86 $3.61 $6.88 $7.31 $3.26 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $13.30 $8.46 $7.93 $5.28 $8.57 $12.71 $12.17 $11.48 $12.01 $8.39 1 2 4 7 8 $7.76 $8.41 $7.92 $11.01 $10.49 $5.88 $3.61 $6.88 $7.31 $3.16 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $13.79 $8.46 $7.93 $5.28 $8.59 $12.71 $12.17 $11.48 $12.01 $8.39 1 2 4 7 8

OSG
Overseas Shipholding Group, Inc.

Summary of Financial Analysis
Selected Public Companies Analysis

($ in millions, except per unit amounts)

Company	Price as of 9/23/09	Price as a % of 52 Wk High[(1)]	Total Equity Value[(2)]	Current Yield	2009E Yield[(3)]	2010E Yield[(3)]
Marine MLPs						
Capital Product Partners L.P.	$8.86	68%	$228.9	18.5%	18.5%	17.2%
K-Sea Transportation Partners L.P.	20.16	82%	380.9	15.3%	15.3%	15.3%
Navios Maritime Partners L.P.	12.04	90%	316.4	13.3%	13.1%	13.5%
Teekay Offshore Partners L.P.	16.32	99%	627.8	11.0%	11.2%	12.0%
				14.5%	14.5%	14.5%
				14.3%	14.2%	14.4%
Jones Act C-Corps						
American Commercial Lines	$29.71	63%	$377.7	NA	NA	NA
Horizon Lines	6.75	59%	204.0	6.5%	6.5%	NA
Hornbeck Offshore Services	27.30	63%	721.1	NA	NA	NA
Kirby	37.47	90%	1,998.9	0.5%	NA	NA
				3.5%	6.5%	NA
				3.5%	6.5%	NA
OSP - Street Consensus	**$10.25**	**77%**	**$313.8**	**14.6%**	**14.6%**	**14.6%**
Current Tender Offer						
OSP - Management Alternative A	**$10.25**	**77%**	**$313.8**	**14.6%**	**14.6%**	**6.7%**
OSP - Management Alternative B	**$10.25**	**77%**	**$313.8**	**14.6%**	**14.6%**	**10.9%**

Source: Public SEC filings, FactSet and Wall Street research.
Note: Marine MLPs were used as comparables for the Selected Public Companies Analysis and the Discounted Cash Distribution Analyses and the Jones Act C-Corps were used in the Discounted Cash Distribution Analyses.
(1) The Price as % of 52 Week High for OSP is as of July 29,2009, day of tender offer announcement after market close.
(2) The market values of Teekay Offshore Partners L.P. and K-Sea Transportation Partners L.P. are shown pro forma for recent follow-on equity offerings.
(3) Estimates obtained from Reuters as of September 23, 2009 and calendarized when necessary.

19

Bank of America Merrill Lynch
Evercore Partners

20 Summary of Financial Analysis Selected Public Companies Analysis (cont’d) ____________________ Source: Forecasted OSP results based on OSG management estimates. Assumed Yield Implied Value per Common Unit Alternative A 2010E Distribution Per Common Unit $0.69 19.0% - 13.0% $3.61 - $5.28 Relevant Reference Range $3.61 - $5.28 Alternative B 2010E Distribution Per Common Unit $1.11 19.0% - 13.0% $5.86 - $8.57 Relevant Reference Range $5.86 - $8.57

21 Summary of Financial Analysis Discounted Cash Distribution Analysis Alternative A Alternative B ____________________ Source: OSG Management estimates. (1) The distribution per common unit shown includes arrearages which are calculated on a quarterly basis. Alternative A assumes 15.005mm common units and Alternative B assumes 33.946mm common units in 2010E and 43.045mm units for 2011E and thereafter. Six Months Ending December 31, Years Ending December 31, 2009E 2010E 2011E 2012E 2013E Total Distribution per Common Unit (1) $0.75 $0.69 $1.13 $2.04 $1.44 Six Months Ending December 31, Years Ending December 31, 2009E 2010E 2011E 2012E 2013E Total Distribution per Common Unit (1) $0.75 $1.11 $1.45 $1.84 $1.53 Implied Equity Present Value Discount Per Common Rate Unit 12.3% $12.17 12.8% 11.70 13.3% 11.27 13.8% 10.86 14.3% 10.49

22 Summary of Financial Analysis Discounted Cash Distribution Analysis (cont’d) Alternative A Alternative B ____________________ Source: OSG Management estimates. (1) The distribution per common unit shown includes arrearages which are calculated on a quarterly basis. Alternative A assumes 15.005mm common units and Alternative B assumes 33.946mm common units in 2010E and 43.045mm units for 2011E and thereafter. Six Months Ending December 31, Years Ending December 31, 2009E 2010E 2011E 2012E 2013E Total Distribution per Common Unit (1) $0.75 $0.69 $1.13 $2.04 $1.44 Implied Present Value Distribution Per Common Yield Unit 13.0% $12.01 14.5% 10.83 16.0% 9.87 17.5% 9.08 19.0% 8.41 Implied Present Value Distribution Per Common Yield Unit 13.0% $11.48 14.5% 10.31 16.0% 9.36 17.5% 8.58 19.0% 7.92

23 Selected Minority Buy-in Premium Paid (1) Summary of Financial Analysis Premium Paid Analysis ____________________ (1) Selected transactions include the following parameters: US transactions from January 1, 2004 to the present, minority, cash only buy-ins of public subsidiaries, $10mm - $1bn in total deal size. % Premium 22.4% 20.2% 20.3% 21.1% 15.0% 18.2% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Mean Median 1 Day Prior 1 Week Prior 1 Month Prior

Appendix

OSG
Overseas Shipholding Group, Inc.

Appendix

Financial Projections: Alternative A – No Dropdowns

($ in millions, except per unit amounts)

	Six Months Ending December 31,	Years Ending December 31,			
	2009E	2010E	2011E	2012E	2013E
EBITDA	$32.6	$40.0	$47.4	$60.0	$51.9
Non-Cash: Equity Income from JVs	(2.7)	(4.0)	(4.1)	(3.3)	(3.4)
Non-Cash: DPO Expense	2.3	4.9	5.4	5.6	5.4
Non-Cash: Amortization of Start-Up Expenses	1.4	3.6	3.3	4.3	4.3
Distributions from Joint Ventures	0.0	3.9	4.0	4.1	3.3
Less: Interest Expense	(2.0)	(4.6)	(5.1)	(4.3)	(3.1)
Less: Drydocking Reserve	(8.8)	(18.4)	(19.6)	(21.1)	(22.3)
Less: Replacement Reserve	(7.0)	(13.6)	(14.1)	(14.1)	(14.1)
Cash Available for Distribution	**$15.8**	**$11.9**	**$17.2**	**$31.1**	**$22.0**
Less: GP Distribution	(0.3)	(0.2)	(0.3)	(0.5)	(0.4)
Less: Common Unit Distributions	(11.3)	(10.3)	(16.0)	(22.5)	(18.3)
Less: Common Unit Distributions for Arrearages	0.0	0.0	(1.0)	(8.1)	(3.4)
Cash Available for Distribution to Subordinated Units	$4.2	$1.4	($0.0)	$0.0	$0.0
Common Units Outstanding	15.005	15.005	15.005	15.005	15.005
Distribution per Common Unit	$0.75	$0.69	$1.06	$1.50	$1.22
Incremental Distribution Per Common Unit (for Arrearages)	0.00	0.00	0.06	0.54	0.23
Total Distribution per Common Unit (1)	**$0.75**	**$0.69**	**$1.13**	**$2.04**	**$1.44**
Subordinated Units Outstanding	15.00	15.00	15.00	15.00	15.00
Distribution per Subordinated Unit	**$0.28**	**$0.09**	**$0.00**	**$0.00**	**$0.00**
Total Debt Outstanding	$104.0	$104.5	$113.8	$97.0	$85.0
Net Debt / Total Capitalization	17.9%	19.2%	21.7%	19.8%	18.5%
Covenant - 50.0%					
Net Debt / EBITDA	1.3x	2.8x	2.2x	1.5x	1.5x
Covenant - 4.0x					
EBITDA / Net Interest Expense	16.9x	7.9x	10.0x	14.7x	18.6x
Covenant - 4.5x					

Source: OSG Management estimates.
Note: Gray solid box indicates debt balance greater than revolver capacity. Red dotted box indicates estimated breach of covenant.
(1) The common unit distribution shown also includes arrearages which are calculated on a quarterly basis.

24

Bank of America Merrill Lynch
Evercore Partners

OSG
Overseas Shipholding Group, Inc.

Appendix

Financial Projections: Alternative B – Dropdowns with 50% Debt

($ in millions, except per unit amounts)

	Six Months Ending December 31,	Years Ending December 31,			
	2009E	2010E	2011E	2012E	2013E
EBITDA	$32.7	$77.9	$112.1	$128.2	$122.1
Non-Cash: Equity Income from JVs	(2.7)	(4.0)	(4.1)	(3.3)	(3.4)
Non-Cash: DPO Expense	2.3	4.9	5.4	5.6	5.4
Non-Cash: Amortization of Start-Up Expenses	1.4	3.6	3.3	4.3	4.3
Distributions from Joint Ventures	0.0	3.9	4.0	4.1	3.3
Less: Interest Expense	(2.0)	(11.1)	(15.2)	(14.4)	(12.7)
Less: Drydocking Reserve	(8.8)	(18.7)	(20.6)	(22.8)	(24.6)
Less: Replacement Reserve	(7.0)	(18.8)	(22.6)	(23.1)	(23.1)
Cash Available for Distribution	**$15.9**	**$37.7**	**$62.1**	**$78.6**	**$71.4**
Less: GP Distribution	(0.3)	(0.8)	(1.2)	(1.3)	(1.4)
Less: Common Unit Distributions	(11.3)	(36.5)	(58.5)	(63.1)	(61.6)
Less: Common Unit Distributions for Arrearages	0.0	0.0	(2.4)	(14.2)	(2.9)
Cash Available for Distribution to Subordinated Units	$4.3	$0.5	$0.0	$0.0	$5.5
Common Units Outstanding	15.005	33.282	42.069	42.069	42.069
Distribution per Common Unit	$0.75	$1.11	$1.39	$1.50	$1.47
Incremental Distribution Per Common Unit (for Arrearages)	0.00	0.00	0.06	0.34	0.07
Total Distribution per Common Unit [(1)]	**$0.75**	**$1.11**	**$1.45**	**$1.84**	**$1.53**
Subordinated Units Outstanding	15.00	15.00	15.00	15.00	15.00
Distribution per Subordinated Unit	**$0.29**	**$0.03**	**$0.00**	**$0.00**	**$0.36**
Total Debt Outstanding	$104.0	$295.6	$355.4	$326.4	$305.1
Net Debt / Total Capitalization	17.9%	32.3%	35.0%	34.1%	33.6%
Covenant - 50.0%					
Net Debt / EBITDA	1.3x	4.0x	3.1x	2.5x	2.4x
Covenant - 4.0x					
EBITDA / Net Interest Expense	16.9x	6.6x	7.5x	9.1x	9.8x
Covenant - 4.5x					

Source: OSG Management estimates.
Note: Gray solid box indicates debt balance greater than revolver capacity. Red dotted box indicates estimated breach of covenant.
(1) The common unit distribution shown also includes arrearages which are calculated on a quarterly basis.

25

Bank of America Merrill Lynch
Evercore Partners

26 Appendix Discounted Cash Flow Analysis Summary Alternative A Alternative B ____________________ Source: Management estimates. Note: Assumes dropdowns are acquired at prices that result in $0.0 incremental NPV. (1) Net debt includes short term debt, long-term debt and the current DPO, as of June 30, 2009. (2) Implied value per unit attributed to all units and no discount ascribed to the subordinated units or premium ascribed to the common units or the General Partner. Implied Less: Net Debt Implied Total Common Implied Enterprise Value as of 6/30/09 (1) Equity Value Units Outstanding Value Per Unit (2) 12.8% $280.1 ($69.4) $210.7 30.617 $6.88 WACC 11.8% $295.5 (69.4) 226.1 30.617 $7.38 10.8% $312.2 (69.4) 242.8 30.617 $7.93

27 Appendix Weighted Average Cost of Capital (WACC) Analysis ($ in millions) ____________________ Note: Share and unit prices as of September 23, 2009. (1) 60-week adjusted Beta. Source: Bloomberg. (2) Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero. (3) Ten-year U.S. Government Bond Yield as of September 23, 2009. (4) Source: Ibbottson Associates 2009 Yearbook, size premium for Micro-Cap bucket. (5) Source: Ibbottson Associates 2009 Yearbook. (6) Based on market estimates. (7) Based on OSP’s tax status. (8) WACC equals (Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). Tax rate used based on OSP’s tax status. Beta R 2 of Equity Debt / Debt / Comparables Levered (1) Unlevered (2) Lev. Beta Mkt. Cap '08E EBITDA Mkt. Cap. Cost of Equity K-Sea Transportation Partners 1.15 0.62 0.35 $381 3.5x 0.9x Risk Free Rate (3) 3.42% American Commercial Lines 1.45 0.85 0.33 378 2.6 1.1 Unlevered Beta 0.74 Horizon Lines 1.81 0.65 0.37 204 4.3 2.7 Levered Beta 0.94 Hornbeck Offshore Services 1.59 0.98 0.61 721 3.0 0.9 Size / Jurisdictional Premium (4) 3.74% Kirby 1.15 1.08 0.65 1,999 0.6 0.1 Historical Risk Premium (5) 6.50% Capital Product Partners 1.57 0.51 0.50 229 4.7 2.1 Cost of Equity 13.25% Navios Maritime Partners 1.27 0.78 0.27 316 3.9 0.6 Teekay Offshore Partners 1.60 0.44 0.48 628 6.5 2.7 Cost of Debt Pre-tax Cost of Debt (6) 6.50% Tax Rate (7) 0.0% After-Tax Cost of Debt 6.50% Average 1.45 0.74 0.44 $607 3.6x 1.4x Target Debt/Total Capital 21.3% OSP 1.23 0.97 0.26 $306 1.0x 0.3x OSG 1.32 0.71 0.54 1,017 2.1 1.3 WACC 11.82% Total Debt / Total Debt/ Total Debt/ Est. Cost WACC at Various Unlevered Beta and Capital Structures (8) EBITDA Eq. Val. Total Cap. of Debt 0.59 0.64 0.69 0.74 0.79 0.84 0.89 0.0x 0.0% 0.0% 6.00% 11.0% 11.3% 11.6% 12.0% 12.3% 12.6% 12.9% 0.5 12.9% 11.4% 6.25% 10.9% 11.2% 11.5% 11.9% 12.2% 12.5% 12.8% 1.0 27.0% 21.3% 6.50% 10.8% 11.2% 11.5% 11.8% 12.1% 12.5% 12.8% 1.5 41.1% 29.1% 6.75% 10.9% 11.2% 11.5% 11.8% 12.2% 12.5% 12.8% 2.0 55.3% 35.6% 7.00% 10.9% 11.3% 11.6% 11.9% 12.2% 12.6% 12.9%